Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer
and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020
INSTEEL INDUSTRIES ANNOUNCES $25 MILLION STOCK REPURCHASE PROGRAM
AND DECLARATION OF QUARTERLY CASH DIVIDEND
MOUNT AIRY, N.C., November 18, 2008 — Insteel Industries, Inc. (NasdaqGS: IIIN) today announced that its board of directors has authorized the Company to repurchase up to $25 million of its outstanding common stock. The new authorization is effective immediately and permits repurchases in the open market or in privately negotiated transactions. This action by the board does not obligate the Company to acquire any particular amount of common stock. The Company may elect to commence or suspend repurchases from time to time without prior notice based on business conditions, applicable legal requirements and other factors. The Company had 17.5 million common shares outstanding as of November 17, 2008. Assuming that shares were repurchased at the November 17, 2008 closing price, the repurchase program represents approximately 19% of the Company’s outstanding stock.
The new authorization by Insteel’s board replaces its previous authorization to repurchase up to $25 million of the Company’s common stock which was to expire on December 5, 2008. Through November 17, 2008, the Company had repurchased approximately $6.2 million, or 704,683 shares, of its common stock under this previous authorization.
The Company also announced that its board of directors declared a quarterly cash dividend of $0.03 per share on the Company’s common stock payable on January 6, 2009 to shareholders of record as of December 19, 2008.
About Insteel
Insteel is one of the nation’s largest manufacturers of steel wire reinforcing products for concrete construction applications. The Company manufactures and markets prestressed concrete strand (“PC strand”) and welded wire reinforcement, including concrete pipe reinforcement, engineered structural mesh (“ESM”) and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates six manufacturing facilities located in the United States.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s intent and ability to conduct a share repurchase program and pay future dividends. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the
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1373 BOGGS DRIVE / MOUNT AIRY NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in the Company’s periodic and other reports and statements that it files with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended September 27, 2008. You should carefully review these risks and uncertainties.
All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
It is not possible to anticipate and list all risks and uncertainties that may affect the Company’s future operations, financial performance and ability to conduct a share repurchase program and pay dividends; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which the Company operates; credit market conditions and the impact of the Emergency Economic Stabilization Act of 2008 on the relative availability of financing for the Company, its customers and the construction industry as a whole; the anticipated reduction in spending for nonresidential construction, particularly commercial construction, and the impact on demand for the Company’s concrete reinforcing products; the severity and duration of the downturn in residential construction and the impact on those portions of the Company’s business that are correlated with the housing sector; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers; the Company’s ability to raise selling prices in order to recover increases in wire rod costs; changes in U.S. or foreign trade policy affecting imports or exports of steel wire rod or the Company’s products; the impact of increased imports of PC strand; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on the Company’s unit manufacturing costs; the Company’s ability to further develop the market for ESM and expand its shipments of ESM; the actual net proceeds realized and closure costs incurred in connection with the Company’s exit from the industrial wire business; legal, environmental, economic or regulatory developments that significantly impact the Company’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of the Company’s operating costs; and the “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the year ended September 27, 2008 and in other filings made by the Company with the SEC.
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Insteel Industries, Inc.